Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Acquires Remaining Interest in Versa Power Systems, a

Solid Oxide Fuel Cell Developer

•	Acquires World-class technology platform and expertise

•	Provides growth opportunities in adjacent markets

Danbury, CT – December 20, 2012 – FuelCell Energy, Inc. (NASDAQ: FCEL) a global leader in the design, manufacture, operation and service of ultra-clean, efficient and reliable fuel cell power plants, today announced that it has acquired the remaining shares of Versa Power Systems, Inc. (Versa). Versa is a leading solid oxide fuel cell developer with research facilities in Littleton, Colorado, USA and Calgary, Canada. The addition of solid oxide fuel cell technology strengthens the global leadership position of FuelCell Energy. Prior to this action, FuelCell Energy, Inc. owned approximately 39 percent of Versa.

“We view solid oxide fuel cell technology as complementary to our carbonate fuel cell product line as we target megawatt and multi-megawatt applications with our Direct FuelCell® power plants and are attracted to solid oxide for future sub-megawatt power generation and storage applications,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We will continue to develop the Versa technology under the existing U.S. Department of Energy SECA program and are in advanced discussions with multiple partners for collaboration in commercializing the technology.”

Mr. Bottone continued, “By acquiring Versa, we can leverage our current infrastructure, expertise, and experience to accelerate the commercialization of this solid oxide fuel cell technology to expand our market opportunities.”

“The Versa fuel cell technology has been termed world class by a number of independent experts based on the high power density, high efficiency, and level of scale attained in the size of the fuel cell stacks achieved to date, which drives the power generation capabilities,” said Tony Leo, Vice President Application Engineering & Advanced Technology Development, FuelCell Energy, Inc. “Using the Versa technology and our expertise with fuel cell stacking and balance of plant, we are currently testing a 60 kilowatt solid oxide fuel cell stack that has exhibited performance providing approximately 60 percent electrical efficiency in a power plant system, and still provide usable exhaust heat for combined heat and power applications. This is an unprecedented performance potential.”

Versa development activities include participation with FuelCell Energy in the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) coal-based systems program. In addition, Versa is a supplier to The Boeing Co. under a U.S. Defense Advanced Research Projects Agency (DARPA) program to develop long endurance unmanned aircraft. Versa’s specialized solid-state SOFC technology is paired with solar equipment to provide an on-board source of power for propulsion and communication equipment. This system includes an energy storage mode, where the SOFC produces hydrogen by electrolysis from solar power during daylight charging periods and produces power by consuming stored hydrogen in fuel cell mode during night-time discharge periods. Versa technology is also being used in FuelCell Energy’s unmanned submarine project, funded by the U.S. Office of Naval Research, in which a high power density SOFC powerplant power system is used for large displacement undersea vehicle propulsion.

Versa engineering and testing facilities are located in Littleton, Colorado, USA. Research and production facilities are located in Calgary, Canada.

FuelCell Energy exchanged approximately 3.5 million shares of its common stock, valued at approximately $3.3 million, as the total consideration for the remaining Versa shares held by other Versa shareholders.

FuelCell Energy previously owned approximately 39 percent of Versa and was accounted for under the equity method. Versa is now a wholly owned subsidiary. Revenue and associated costs from Versa will be recognized under Research and development contracts in the consolidated financial statements of FuelCell Energy, Inc. Total research and development contract backlog will increase by approximately $6.0 million in the first quarter of 2013 due to the Versa acquisition.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With approximately 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

See us on YouTube at www.youtube.com/user/FuelCellEnergyInc?feature=watch

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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